Exhibit (a)(1)
CERTIFICATE OF TRUST
OF
BLUE OWL ALTERNATIVE CREDIT FUND
(a Delaware Statutory Trust)
This Certificate of Blue Owl Alternative Credit Fund (the “Trust”), dated as of January 14, 2025, is being duly executed and filed on behalf of the Trust by the undersigned as the trustee of the Trust for the purpose of forming a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) (the “Act”).
1. NAME. The name of the statutory trust formed by this Certificate of Trust is “Blue Owl Alternative Credit Fund”.
2. REGISTERED OFFICE AND REGISTERED AGENT. The business address of the registered office of the Trust in the State of Delaware is 1521 Concord Pike, Suite 201, City of Wilmington, County of New Castle, State of Delaware 19803. The name of the Registered Agent of the Trust for service of process at such location is United Agent Group Inc.
3. REGISTERED INVESTMENT COMPANY. The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).
4. EFFECTIVE DATE. This Certificate shall be effective upon the date and time of filing.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Neena Reddy
Neena Reddy
As initial trustee and not individually